EXHIBIT D-7

STATE OF CONNECTICUT                                          Docket No. ______
DEPARTMENT OF PUBLIC UTILITY CONTROL

                   APPLICATION OF CENTRAL MAINE POWER COMPANY
                    CONCERNING HOLDING COMPANY RESTRUCTURING

I.   INTRODUCTION AND JURISDICTIONAL STATEMENT

     1. Central Maine Power Company ("Central Maine") hereby files this Application Concerning Holding Company Restructuring requesting any necessary authorization of the Connecticut Department of Public Utility Control (the "Department") for the formation of a Maine-based holding company that would become the parent of Central Maine and several of its subsidiaries.

     2. Under a holding company structure, Central Maine and its non-utility subsidiaries will be subsidiaries of a new ordinary business corporation whose primary function will be to coordinate the policies and direction of the corporate group and provide capital for subsidiary operations. Central Maine believes that a holding company structure will provide the opportunity to respond more effectively and efficiently to competitive market changes occurring in the electric utility industry nationally and, in particular, in the State of Maine under electric utility restructuring legislation signed into law by the Governor of Maine in May 1997, while maintaining the principal business focus on Central Maine's core transmission and distribution business. In addition, the clearer separation of Central Maine's core utility business from non-utility enterprises achieved by making the holding company, rather than Central Maine, the parent of the non-utility subsidiaries will better segregate the operations, risks and costs associated with these non-utility businesses from those involved in providing utility services and provide greater financial flexibility in pursuing non-utility business opportunities.

     3. Central Maine applied, and after a comprehensive proceeding lasting several months in which the Office of the Public Advocate, industrial and residential consumer groups and other interested parties intervened, on May 1, 1998, received, approval of the Maine Public Utilities Commission (the "MPUC") to form a holding company and to carry out the transactions by which Central Maine and certain of its subsidiaries will become subsidiaries of the holding company. A copy of the detailed, all-encompassing May 1 MPUC Order in Docket No. 97-930 is attached to this Application as Appendix A. In addition, Central Maine has applied to the Securities and Exchange Commission (the "SEC") and the Federal Energy Regulatory Commission (the "FERC") and also applied to the Nuclear Regulatory Commission ("NRC") for required approvals for its holding company restructuring. On June 2, 1998, the NRC issued its Order approving Central Maine's holding company restructuring after concluding that "the proposed restructuring of [Central Maine] by creation of a holding company will not adversely affect the financial qualifications of [Central Maine] with respect to the operation and decommissioning of Millstone 3." See Safety Evaluation by the Office of Nuclear Reactor Regulation -- Proposed Corporate Restructuring of Central Maine Power Company, Docket No. 50-423, at 3 (June 2,
1998), appended to Order Approving the Application Regarding the Proposed Restructuring of Central Maine Power Company, all of which are attached to this Application as Appendix B. Further information concerning these requests for regulatory approvals is contained in Part VII below. At its May 21, 1998, Annual Meeting of Shareholders, Central Maine's shareholders also approved the holding company restructuring. See Part VII below for further information concerning approval of Central Maine's shareholders.

     4. Central Maine, a Maine corporation organized in 1905, is an investor-owned electric utility engaged in the business of generating, purchasing, transmitting, distributing and selling electric energy. Central Maine serves approximately 528,000 retail customers in its 11 ,000 square mile service territory in southern and central Maine and provides service to wholesale customers, principally other utilities.

     5. Central Maine provides no retail or wholesale utility service in the State of Connecticut. Although it provides no electric service to retail or wholesale customers in Connecticut, Central Maine is a "foreign electric company" under Section 16-246c of the Connecticut General Statutes ("CGS") that is subject to the Department's supervision as an "electric company" and a "public service company," each as defined in Section 16-1 CGS, by virtue of Central Maine's ownership of a 2.5 percent undivided interest as a tenant in common in the Millstone No. 3 nuclear unit in Waterford, Connecticut.

     6. For this reason, either or both CGS Section 16-47 and Section 16-43 may arguably apply to the holding company restructuring of Central Maine. For the reasons set forth below, Central Maine believes, however, that neither Section properly applies to this transaction. Accordingly, Central Maine respectfully suggests that the Department should not exercise jurisdiction over the formation of a holding company by Central Maine.

     7. Section 16-47(c) provides,

          No corporation . . . shall take any action that causes it to become a holding company with control over a gas, electric, water, telephone or community antenna television company engaged in the business of supplying service within this state . . . without first making written application to and obtaining the approval of the department.

In this instance, there will be no holding company with "control," as defined in
Section 16- 47(a), "over a gas, electric, water, telephone or community antenna television company engaged in the business of supplying service within this state." Section 16-47(a) defines "control" as follows:

          As used in this section, 'control' means the possession of the power to direct or cause the direction of the management and policies of a gas, electric, water, telephone or community antenna television company or a holding company, whether through the ownership of its voting securities, the ability to effect a change in the composition of its board of directors or otherwise . . . .

The definition of "electric company" is contained in Section 16-1(8) CGS, which states that an electric company includes every corporation, company, association, joint stock association, partnership or person, or lessee thereof, owning, leasing, maintaining, operating, managing or controlling poles, wires, conduits or other fixtures, along public highways or streets, for the transmission or distribution of electric current for sale for light, heat or power within this state, or engaged in generating electricity to be so transmitted or distributed for such purpose . . . .

In this case, the holding company that will become the parent company of Central Maine will not "control," within the meaning of Section 16-47(a), an electric company "engaged in the business of supplying service within this state," which is a necessary jurisdictional element under Section 16-47. The proposed holding company will own all of the common stock of Central Maine, which provides no retail or wholesale electric service in Connecticut. Central Maine will continue to own its 2.5 percent interest in the Millstone No. 3 nuclear unit, but this mere minority interest in the Millstone 3 plant does not qualify Central Maine as an electric company "engaged in the business of supplying service within this state." Accordingly, Central Maine respectfully suggests that there is no provision of Section 16-47 giving the Department jurisdiction over the proposed holding company restructuring of Central Maine. Additional supporting facts are set forth below.

     8. Section 16-43(a) provides, "A public service company shall obtain the approval of the Department of Public Utility Control to directly or indirectly
(1) merge, consolidate or make common stock with any other company. . . ." In this instance, a subsidiary of the holding company incorporated in Maine (hereinafter referred to as "MergeCo") will be created solely as a vehicle to effectuate the holding company restructuring by merging into Central Maine, which will be a subsidiary of the holding company after the merger, with MergeCo ceasing to exist once it has accomplished its limited purpose. The outstanding shares of MergeCo common stock (that is, shares issued to the holding company at the time MergeCo is formed) will, as a result of the merger of MergeCo into Central Maine with Central Maine as the surviving corporation, be converted by operation of law1 into the number of shares of Central Maine common stock specified in the Agreement and Plan of Merger, a copy of which is included as Appendix I to Central Maine's Proxy Statement for its 1998 Annual Meeting of Shareholders attached to this Application as Appendix C. The Agreement and Plan of Merger

--------
1 Under Sections 901 and 905 of the Maine Business Corporation Act, Title 13-A M.R.S.A., shareholder approval of a plan of merger that sets forth this conversion transaction as one of its terms and the subsequent filing of the articles of merger with the Maine Secretary of State effectuates the conversion.

is a necessary mechanism under Maine law to carry out the intended corporate restructuring.2 Additional supporting facts are set forth below. This form of transaction involving Central Maine, the holding company and MergeCo to carry out the intended corporate reorganization is referred to as a reverse phantom subsidiary merger" (also referred to as a "reverse triangular merger"). In states such as Maine where there is no mandatory share exchange statute, this form of transaction is necessary to accomplish the restructuring and avoid the potential for a minority common share interest remaining outstanding in the utility. As noted, however, it is merely a mechanism for implementing the holding company reorganization, and does not represent any substantive change in the business of Central Maine.

II.  THE EXISTING CENTRAL MAINE ORGANIZATION

     9. The existing Central Maine organization is as shown on Appendix D attached to this Application. Central Maine owns interests in both utility and non-utility businesses as shown on Appendix D and as described below.

     A. Central Maine and Its Utility Business Interests

     10. The electric properties of Central Maine form a single integrated system which is connected at 345 kilovolts and 115 kilovolts with the lines of Public Service Company of New Hampshire at the southerly end and at 115 kilovolts with Bangor Hydro-Electric Company ("Bangor Hydro") at the northerly end of Central Maine's system. Central Maine's system is also connected with the systems of The New Brunswick Power Corporation ("New Brunswick Power") and Bangor Hydro through the 345-kilovolt interconnection constructed by Maine Electric Power Company, Inc. ("MEPCO"), a Maine transmission utility in which

--------
2    See note 1 above.

Central Maine has a 78.3 percent equity interest and the remaining interests are owned by Bangor Hydro and Maine Public Service Company. (See further information about MEPCO in Paragraph 14 below.)

     11. Central Maine has interests in 31 hydroelectric generating stations, all of which are located in the State of Maine, with an estimated net capability of 373 megawatts. Central Maine also operates two oil-fired steam-electric generating stations -- William F. Wyman Station in Yarmouth, Maine, of which Central Maine's entitlement is 594 megawatts,3 and Mason Station in Wiscasset, Maine, with 145 megawatts of generating capacity. An additional 42 megawatts are provided by internal combustion generating facilities owned by Central Maine.

     12. Central Maine has direct or indirect ownership interests in five nuclear generating facilities in New England. The largest is a 38 percent common stock interest in Maine Yankee Atomic Power Company, which owns a nuclear generating plant in Wiscasset, Maine, that has been permanently shut down since August 6, 1997. In addition, Central Maine owns a 9.5 percent common stock interest in Yankee Atomic Electric Company, which has permanently shut down its plant located in Rowe, Massachusetts, a 6 percent common stock interest in Connecticut Yankee Atomic Power Company, which has permanently shut down its plant in Haddam, Connecticut, and a 4 percent common stock interest in Vermont Yankee Nuclear Power Corporation, which owns a plant in Vernon, Vermont. As previously noted, Central Maine has a 2.5 percent direct ownership interest in the Millstone No. 3 nuclear

--------
3 Wyman Station includes Units 1, 2 and 3, which are owned solely by Central Maine, and Unit 4, which is jointly owned by Central Maine and other New England electric utilities. Central Maine has an approximate 59 percent joint ownership interest in Unit 4.

unit pursuant to a joint ownership agreement. Central Maine's interests in these five nuclear facilities are referred to herein as the "Nuclear Interests."

     13. Central Maine has three electric utility subsidiaries: MEPCO, Aroostook Valley Electric Company ("AVEC"), and NORVARCO, all of which are incorporated and located in Maine. AVEC and NORVARCO are wholly-owned by Central Maine.

     14. MEPCO owns and operates a 345-kV transmission interconnection between Wiscasset, Maine and the Maine-New Brunswick international border at Orient, Maine, where its line connects with the portion of the interconnection constructed in New Brunswick by New Brunswick Power. MEPCO transmits power between New Brunswick Power and various New England utilities pursuant to MEPCO's Open Access Transmission Tariff. MEPCO also owns and operates certain equipment, including microwave communication facilities, in connection with the Hydro-Quebec Phase II ("Phase II") project described in Paragraph 16 below.

     15. AVEC owns and operates a 31-megawatt wood-fired generating plant in Fort Fairfield, Maine, the entire output of which is sold to Central Maine.

     16. NORVARCO is one of two general partners with 50 percent interests in Chester SVC Partnership, a Maine general partnership that owns a static var compensator facility (the "SVC Facility") located in Chester, Maine, adjacent to MEPCO's 345-kV transmission line. The SVC Facility provides necessary transmission system reinforcements that support the Phase II transmission line expansion constructed for New England Hydro-Transmission Corporation in New Hampshire and that allow the Phase II facilities and the MEPCO transmission line to operate at their maximum capabilities simultaneously.

     17. Neither Central Maine nor any of its public utility subsidiaries provides retail electric service in the State of Connecticut.

     18. Central Maine has interests in other entities that operate or participate in businesses associated with the generation of electricity. These entities are as follows:

          a. Kennebec Hydro Resources, Inc. ("Kennebec Hydro"), a wholly-owned subsidiary of Central Maine incorporated in Maine, is the general partner with a 50 percent interest in a "qualifying facility" under the Public Utility Regulatory Policies Act of 1978, located in Waterville, Maine.

          b. Kennebec Water Power Company ("Kennebec Water"), in which Central Maine has a 24.8 percent equity interest, is a Maine corporation whose business is to regulate the flow of the Kennebec River. Through a joint operating agreement with The Union Water-Power Company ("Union Water"), a wholly-owned corporate subsidiary of Central Maine located in Lewiston, Maine, Union Water assumed a substantial part of Kennebec Water's river-flow responsibilities effective January 1, 1995. (See further information about Union Water in Paragraph 19.f below.)

          c. Gulf Island Pond Oxygenation Project ("Gulf Island") is a Maine general partnership whose business is to operate and maintain an oxygenation facility at Gulf Island Pond on the Androscoggin River at Greene, Maine. Central Maine, which owns a hydroelectric generating facility at Gulf Island Dam, holds a 14 percent interest in the partnership, with the remaining interests held by three paper companies with plants on the Androscoggin River. The oxygenation facility is operated by Union Water under an operating agreement with Gulf Island.

     B. Central Maine's Non-Utility Affiliates

     19. Central Maine has several existing subsidiaries that are engaged in non-electric business activities designed to capitalize on core competencies of the Central Maine system. These subsidiaries, which are wholly-owned by Central Maine and are all incorporated in Maine, are as follows:

          a. CMP International Consultants ("CMPI") provides consulting, planning, training and project management services to foreign and domestic utilities and government agencies in various aspects of utility operations and utility support services. CMPI has a division that provides information and research and related consulting services and a separate division that provides engineering, environmental, licensing and other technical services.

          b.   Central Securities  Corporation ("Central  Securities") owns real
               estate  in  Central  Maine's  service  area,   including  service
               buildings district offices, that it leases to Central Maine.

          c. Cumberland Securities Corporation ("Cumberland Securities") also owns similar facilities in other locations in Central Maine's service area that it leases to Central Maine.

          d. MaineCom Services ("MaineCom") develops fiber-optic data service for bulk carriers, provides other telecommunications services in Maine, and holds direct or indirect voting interests in various companies that are in the business of developing a fiber-optics network in New England.

          e. TeleSmart provides collections and related accounts receivable management services and has a division that collects charged-off accounts.

          f. Union Water provides (i) river facilities management, including the management of dams, reservoirs, fishways and oxygenation facilities, (ii) utility support services such as underground facility locating, infrared photography and workorder ticket management, and (iii) real estate management, development and leasing services and land and modular housing sales. In addition, Union Water owns 25 percent of the voting stock of Androscoggin Reservoir Company (the remainder of which is owned by Public Service Company of New Hampshire and three paper companies), which owns a storage reservoir and dam on the Androscoggin River and owns real estate and other facilities at Aziscohos Dam in northwestern Maine that it leases to a qualifying facility.

     C. Sale of Central Maine Generation-Related Assets

     20. On April 28, 1997, Central Maine announced a plan to seek proposals for the purchase of its generating assets and, as part of an auction process, received final bids on December 10, 1997. On January 6, 1998, Central Maine announced that it had reached agreement to sell all of its hydro, fossil and biomass generating assets with a combined generating capacity of 1,185 megawatts to an affiliate of Florida-based FPL Group, the winning bidder in the auction process. The proposed sale also includes Central Maine's equity interests in AVEC, Kennebec Hydro and Kennebec Water and its partnership interest in Gulf

Island and Union Water's interest in Androscoggin Reservoir Company. Central Maine's power entitlements from approximately 50 purchased-power agreements with non-utility generators representing approximately 488 megawatts and its Nuclear Interests are not included in the sale. The sale is subject to various closing conditions, including the approval of state and federal regulatory agencies.

III. MAINE REGULATORY BACKGROUND

     21. The Maine  electric  utility  restructuring  law enacted in 1997 by the
Maine  Legislature  requires  investor-owned  utilities  to divest  all of their generating assets and generation-related business activities other than purchased-power agreements with non-utility generators, demand side management contracts, and ownership interests in nuclear facilities by March 1, 2000, but Central Maine elected to conduct an earlier sale. The law also requires utilities to sell their rights to the energy and capacity from purchased-power agreements with non-utility generators beginning March 1, 2000. As of that date, Maine electric utility customers will be free to choose among competitive electricity suppliers who will be licensed but otherwise unregulated by the MPUC. Transmission and distribution utilities, including Central Maine, will continue to be regulated by the MPUC in all respects.

     22. When retail access begins in Maine on March 1, 2000, Central Maine, as a transmission and distribution utility, will be prohibited from selling electric energy to retail customers; any energy marketing and sales must be done through a separate corporate affiliate of Central Maine. Under the restructuring law, any energy marketing affiliate of Central

Maine, referred to in the restructuring law as an "affiliated competitive provider,"4 would be limited to providing not more than 33 percent of the total kilowatt-hours sold within Central Maine's service territory, but would not be so limited under Maine law with respect to any extra-territorial sales. The new restructuring statute contains numerous specific standards of conduct governing the conduct of a transmission and distribution utility and its affiliated competitive provider and requires the MPUC to adopt rules to implement those standards.

     23. In addition to providing a "reasonable opportunity" to recover stranded costs,5 the Maine restructuring law mandates the recovery of nuclear plant decommissioning costs established by federal law, rule or order through transmission and distribution utility rates and charges.

IV.  THE RESTRUCTURED CENTRAL MAINE ORGANIZATION

     24. The restructured Central Maine organization is shown on Appendix E attached to this Application.

     A. Central Maine

     25. As of the effective date of the restructuring, the new corporate organization will include a non-operating holding company of which Central Maine will be a subsidiary, with all of Central Maine's common stock outstanding being held by the holding company. Following the reorganization, Central Maine's core utility business will continue to be the principal business focus of the combined enterprise and of efforts to operate a financially sound and

--------
4    See 35-A M.R.S.A. ss.ss.3205.1, 3201.

5 "Stranded costs" are defined as the legitimate, verifiable and unmitigable costs made unrecoverable as a result of the restructuring required by the new Maine law, as determined by the MPUC. 35-A M.R.S.A. ss.3208.1.

growing business whose objective will be to provide service effectively and efficiently. Maintenance and improvement in the quality of Central Maine's service will continue to be top priorities. From a business standpoint, the focus must remain on Central Maine's business reputation as a predominant component of the entire corporate group. In addition, the overwhelming portion of invested capital will continue to be invested in assets in Central Maine's service area dedicated to providing service to its Maine customers. Central Maine will not compromise its ability to perform its public service obligation or its relationship with regulators or risk invested capital by retaining insufficient talent or resources to manage those assets effectively and efficiently.

     26. Central Maine's outstanding debt securities, which include bonds issued under its General and Refunding Mortgage Indenture, medium-term notes, industrial revenue and pollution control notes and the note held by the Finance Authority of Maine in connection with the buyout of a non-utility generator contract, and all of Central Maine's outstanding Preferred Stock will remain as outstanding securities of Central Maine. The terms thereof will not be altered by the reorganization. Information concerning these securities is contained in Central Maine's Form 10-K for the year ended December 31, 1997, filed with the SEC on March 27, 1998, and attached as Appendix F to this Application, and in Central Maine's Form 10-Q for the quarter ended March 31,1998, filed with the SEC on May 15, 1998, and attached to this Application as Appendix G.

     27. Likewise, other obligations of CMP relating to its electric utility business will be retained by Central Maine, unaffected by the reorganization. These obligations include Central Maine's share of decommissioning costs relating to its Nuclear Interests.

     28. After the  effective  date of the  reorganization,  Central  Maine will continue  to finance  its  business  operations  by issuing  its own  securities
(subject to obtaining necessary regulatory approvals). The proceeds of securities issuances by Central Maine will be used exclusively for Central Maine's electric utility business.

     29. All transmission and distribution plant owned or used by Central Maine in its electric utility business will remain assets of Central Maine and will not be affected by the reorganization.

     30. On the effective date of the reorganization, Central Maine will continue to hold all generation assets it now owns, including (i) any assets that are covered by the purchase and sale agreement with the FPL Group affiliate,6 (ii) the Nuclear Interests, and (iii) contracts with non-utility generators and demand-side management providers or brokers.

     31. As part of the arrangement with the FPL Group affiliate who will purchase Central Maine's generating assets, Central Maine entered into energy buy-back agreements with respect to the hydro and fossil generating assets being sold to assist in fulfilling its obligation to supply its customers with power until March 1, 2000, the date that retail consumers in Maine will be able to choose their electricity provider as discussed above. Until the beginning of retail access, this energy portfolio will be managed for the sole benefit of Central Maine and its customers by a new wholly-owned unregulated energy and marketing subsidiary of the holding company that will, after the commencement of retail access, be an "affiliated competitive provider" (hereinafter referred to as "EnerMark"). Energy portfolio

--------
6 Central Maine's application for approval of the sale of its generation assets is currently before the MPUC in a separate proceeding in Docket No. 98-058. The asset sale also requires FERC approval.

management services, as well as supply planning and procurement services, will be provided by EnerMark to Central Maine under a Management Services Agreement. Central Maine's request for approval of the creation of EnerMark and of the Management Services Agreement is pending before the MPUC.

     B. Central Maine's Existing Affiliates

     32. After the reorganization, Central Maine will continue to hold its existing interests in all of its electric utility affiliates, including MEPCO, AVEC (subject to the closing of the sale to the FPL Group affiliate), NORVARCO and all of its Nuclear Interests, without change. Central Maine and its electric utility affiliates will continue to be regulated by the MPUC. As operating utilities, they will be subject to regulation with respect to rates, securities issuances, transactions with affiliates, accounting, customer service, asset transfers and other matters. The holding company structure will not in any way impair the ability of any regulator to protect the public interest in connection with the utility operations of Central Maine or its utility affiliates.

     33. In addition, Central Maine will continue to hold all of the stock of Central Securities and Cumberland Securities after the reorganization.

     34. Central Maine's interests in Kennebec Hydro, Kennebec Water and Gulf Island will stay with Central Maine pending the closing of the sale of Central Maine's generating assets.

     35. To carry out the corporate reorganization, Central Maine will transfer its equity interests in CMPI, MaineCom, TeleSmart and Union Water, each of which is now a wholly-owned subsidiary of Central Maine, by dividending the stock of those entities to the holding company. After such transfer, CMPI, MaineCom, TeleSmart and Union Water will be wholly-owned subsidiaries of the holding company. The May 1 MPUC Order also authorizes Central Maine's transfer of these subsidiaries to the holding company.

     36. If the reorganization is completed, investments in these subsidiaries will be made by the holding company rather than Central Maine. The holding company will make investments in its subsidiaries by using one or more of the following sources of funds, downstreamed as capital contributions: the proceeds of holding company equity issuances to the public, of borrowings under a bank credit facility at the holding company level or of other debt issuances by the holding company, or through dividends from subsidiaries. In addition, the holding company may guarantee borrowings by its non-utility subsidiaries or enter into keepwell agreements to maintain a specified minimum subsidiary net worth. Sources of financing of non-utility subsidiary business ventures may also include nonrecourse project financing, internally-generated funds from those businesses, loans from sister companies other than Central Maine or its public utility affiliates, subsidiary securities issuances, or investments by third parties. Debt and equity issuances by the holding company and its non-utility subsidiaries to finance non-utility activities will be the obligation of the issuing entity and not Central Maine and therefore will not impact the Company's credit or affect its ratings. Central Maine will continue to be responsible for issuing its own debt and preferred equity securities. Its creditworthiness will be based on an evaluation of its earnings, property, interest coverage, capital structure and overall ability to meet its obligations. The proceeds of securities issuances by the Company will be used exclusively by Central Maine for its electric utility business.

     37. By more clearly separating utility operations from non-utility enterprises, the new corporate structure will afford financial flexibility that will permit the use of financing techniques that are more directly suited to the requirements, characteristics and risks of particular non-utility operations without affecting the creditworthiness of Central Maine. The ability to access different capital markets quickly with a broad range of financial instruments and maturities will allow a financing to be tailored to the type of investment being made on the most attractive possible terms, taking into account the appropriate capitalization ratio for a particular subsidiary. Financial flexibility is necessary to ensure that alternative financing strategies are available to the holding company and its non-utility subsidiaries since different types of investments and their attendant ownership structures, cash flows, tax considerations and risks require different financing techniques to optimize the economic benefit of the investment.

     38. In contrast to a holding company structure, Central Maine's current corporate structure cannot accommodate the same degree of financial flexibility or separation because all business activities must be either part of Central Maine itself or conducted in entities downstream from Central Maine. As a result, under the present corporate organization, any debt financing by Central Maine's subsidiaries for diversification purposes is reflected, through consolidation, on Central Maine's balance sheet, and related income or loss is consolidated on Central Maine's income statement. Consequently, the financial structure of these non-utility enterprises becomes commingled with the structure of the electric utility business. The holding company structure provides a mechanism to isolate formally the differing investment risks.

     39. The holding company structure also provides better insulation for regulated operations from the performance of unregulated businesses. Conducting non-utility businesses through wholly-owned subsidiaries of the holding company rather than through subsidiaries of Central Maine and the financing of their activities separately and independently from Central Maine will effectively insulate Central Maine from the potential earnings volatility of these businesses since their activities will not be reflected in Central Maine's financial statements and any unfavorable financial results of these non-utility enterprises will not adversely affect Central Maine's credit and cost of capital. The separate delineation of non-utility operations in this manner helps to prevent cost of capital cross subsidies since Central Maine's balance sheet and income statement will be unaffected by financings and financial results of other holding company subsidiaries.

     40. The May 1, 1998 Order of the MPUC approving Central Maine's holding company reorganization recognizes this benefit of a holding company structure. The Order states,

                  We find that a basic advantage of the holding company organizational structure is that non-utility activities can be more cleanly separated from utility activities. In particular, the capital structures of utility entities are separated from non-utility entities with the holding company form, which better 'insulates' ratepayers from the activities of the [holding company's] nonutility affiliates.

Docket No. 97-930, Order at 4 (May 1, 1998). The MPUC's Order permits the holding company to invest up to $240 million in non-utility activities7 without further MPUC approval.

--------
7 The MPUC's Order in Docket No. 98-077, also issued on May 1, 1998, permits an additional $10 million investment in the natural gas distribution business in Maine. It also authorizes the creation of a wholly-owned subsidiary ("GasCo") of the holding company and a new limited liability company ("CMP Natural Gas LLC") that will be a local distribution carrier in which GasCo will hold a 50 interest, with the remaining 50 percent interest being held by New York State Electric & Gas Corporation or its affiliate. The MPUC currently is considering the issuance of a certificate of public convenience and necessity to the LLC to provide gas service to Maine communities not currently receiving natural gas service in Docket No. 96-786.

     41. With respect to financings by the holding company, the May 1 Order of the MPUC adopted Central Maine's suggestion that debt issuances by the holding company be limited to debt-to-total capital of 50 percent. The MPUC noted that it would not review holding company debt issuances within this limit and also stated, "Because [the holding company's regulated utility subsidiaries cannot be used to provide 'guarantees' or credit enhancement to [the holding company's] non-utility subsidiaries, the utility ratepayers are sufficiently protected and therefore we will not restrict [the holding company's] ability to guarantee or credit-enhance the debt of its non-utility subsidiaries or affiliates." Id. at 6.

     C. New Central Maine Affiliates

     42. The holding company will continue to develop the non-utility businesses that are now carried out by Central Maine's subsidiaries. It will also pursue the business activities of EnerMark and, to provide another energy option to Maine consumers who do not have access to gas service, a new gas distribution limited liability company ("CMP Gas Company LLC" through a new wholly-owned corporate subsidiary of the holding company ("GasCo") that will hold a 50 percent membership interest in CMP Gas Company.8

     43. To enhance the ability to market and furnish its services, a non-utility subsidiary may explore opportunities for appropriate affiliations with one or more firms providing similar

--------
8    See note 7 above.

or complementary services in the targeted markets. While such affiliations may be in the nature of contracts or subcontracts, under the MPUC's Order of May 1, 1998, the subsidiary will have the option of entering into one or more joint ventures, general partnerships, limited partnerships, membership interests in limited liability companies, or other affiliations (including without limitation stock ownership in corporations) with one or more such entities.

     44. Although at this point other investment opportunities for the holding company have nob been identified, it may seek to develop or acquire other businesses that are related to energy and telecommunications services. Central Maine believes that it is desirable in the long run to pursue non-utility business opportunities that build on core competencies, such as the management and operation of an extensive delivery infrastructure, and other related business opportunities that are complementary to Central Maine's core business or to these non-utility businesses. This approach creates a more cohesive, focused and efficient investment policy for the entire holding company system. Other criteria for investment in non-utility businesses will be based on the assessment of opportunities and risks relating to prospects for earnings growth, competition, required capital outlays, available resources, and the ability of the enterprise to be self-financing. The May 1 MPUC Order permits such business development and acquisition within the $240 million investment limit established by the Order.

     45. To maintain separation from Central Maine's core business and provide financing flexibility, when a new business opportunity arises, the new business will be operated through a subsidiary of the holding company rather than the Central Maine. The holding company structure will facilitate the analysis and evaluation of new as well as existing lines of business by the investment community.

V.   REASONS FOR THE HOLDING COMPANY RESTRUCTURING

     46. Over the past several years, the electric utility industry has been affected by regulatory and market changes resulting from adoption of the Energy Policy Act of 1992; decisions of the Federal Energy Regulatory Commission including Orders 888 and 889 issued in April 1996 mandating open access to transmission services; and in Maine in particular, enactment of the new restructuring law, which will limit Central Maine primarily to the transmission and distribution of electricity and require the creation of a separate entity to market energy and capacity to retail consumers. In addition, expanding energy options for consumers, due in part to the deregulation of the natural gas industry, have also created competitive challenges for electric utilities. The novel challenges and related opportunities presented by the new environment caused Central Maine to assess comprehensively its business strategies, its direction and focus, and its structure for continuing to provide regulated utility service in the most efficient and competitive fashion for Maine customers. At the same time, Central Maine seeks to attain greater financial, managerial and organizational flexibility to adapt to and take advantage of the changing utility business and emerging business opportunities that, while related to the Central Maine's core business, are non-utility in nature. That flexibility will facilitate initiatives into existing and new energy and telecommunications-related businesses, which will create a broad but related base of income generation that could contribute to corporate growth and buttress overall profitability.

     47. As a result of this assessment, Central Maine identified a stronger need to increase its long-term growth potential through investment in related businesses while continuing to develop efficiencies and economies in its core business for the benefit of Maine consumers. The move to a competitive energy industry, together with the revolution in energy and telecommunications-related technologies, have created significant new opportunities for energy and telecommunications service providers to participate in non-utility business ventures that are related to but separate from traditional regulated businesses. Although such non-utility investments will be a relatively small component of the entire system, pursuit of these business opportunities will play an important role in maintaining the long-term financial viability necessary for Central Maine to continue to provide reliable service to its customers as well as enhance shareholder value. To respond timely, effectively and prudently to these business challenges and opportunities, Central Maine concluded that it should reorganize the structure of its business to a holding company form of organization.

     48. Central Maine believes that diversified earnings from existing non-utility businesses and proposed new business activities will mitigate the limitations inherent in engaging solely in the transmission and distribution business. By engaging in several complementary businesses with different, but acceptable, risk exposures and business cycles, the risks resulting from operating in a single regulated business will be reduced and opportunities for earnings growth will be created. A lower risk profile for the utility business and the potential for improved and more stable earnings offered by an expanded business base could result in a better position in the capital markets and lower capital costs, enhancing the overall financial strength of the new organization. On the other hand, by operating such businesses in the proposed holding company structure, Central Maine will be insulated from the performance of unregulated businesses, as discussed above.

     49. The separation of utility and marketing functions into legally separate entities will also facilitate compliance by Central Maine with the standards of conduct imposed by the new Maine electric utility restructuring law. See 35-A M.R.S.A. ss.3205. The restructuring statute imposes numerous specific standards governing the conduct of a transmission and distribution utility and its affiliated competitive provider and requires the MPUC to adopt rules to implement the standards. Because of numerous constraints imposed by the standards of conduct on dealings between a transmission and distribution utility and its marketing affiliate, Central Maine determined that a holding company form of organization in which the holding company, rather than Central Maine, is the parent of the marketing affiliate was required to comply fully with the standards.

VI.  DESCRIPTION OF MECHANICS TO CARRY OUT RESTRUCTURING

     50. The first step in accomplishing the reorganization is the formation of two new corporations: a holding company that will ultimately become the parent company of Central Maine and of specified non-utility subsidiaries of Central Maine, owning all the outstanding common stock of these companies, and another corporation whose sole purpose will be to serve as a vehicle in creating the holding company structure ("MergeCo") and which will no longer exist when it has accomplished its limited purpose. The holding company and MergeCo will not be public utilities at any time before or after the reorganization. The corporation that will ultimately become the holding company has been incorporated in Maine. When MergeCo is organized, it will also be a Maine corporation.

     51. At this time Central Maine owns all the outstanding common stock of the corporation that will ultimately be the holding company. When MergeCo is formed, the holding company will initially own all of its outstanding common stock. The authorized capital stock of the holding company will consist of 80 million shares of common stock, which is equal to the authorized number of shares of Central Maine's common stock, and 5 million shares of preferred stock, which is approximately twice the authorized amount of Central Maine Preferred Stock. MergeCo's authorized capital stock will be 1,000 shares of common stock, shares of which will be issued at the time of MergeCo's formation to the corporation that will become the holding company.

     52. Next, Central Maine, the holding company and MergeCo will enter into an Agreement and Plan of Merger, in the form contained in Appendix B to this Application (the "Merger Plan"). Under the Merger Plan, Central Maine will become a subsidiary of the holding company.

     53. The steps necessary to achieve this result are as follows:

     a. MergeCo will merge into Central Maine, with Central Maine being the surviving corporation. On the filing of the Articles of Merger with the Maine Secretary of State or on the date specified in the Articles of Merger, MergeCo will cease to exist (the "Effective Date").

     b. On the Effective Date, each outstanding share of Central Maine common stock (excluding shares held by dissenting shareholders who have complied with the requirements of Maine corporate law9) will be converted by operation of law10 into one share of holding company common stock. Holders of Central Maine

--------
9 See 13-A M.R.S.A. ss.ss. 908, 909, included as Appendix IV to Central Maine's 1998 Proxy Statement, which is filed as Appendix C to this Application.

10   See note 1 above.

          common stock before the merger will automatically become holders of holding company common stock, holding the same number of shares, and will cease to be owners of Central Maine's common stock. Central Maine's shareholders will not be required to exchange their stock certificates; rather, their stock certificates will represent an identical number of shares of holding company common stock.

     c. Also on the Effective Date, the outstanding shares of MergeCo common stock (that is, shares issued to the holding company corporation at the time MergeCo was formed) will, as a result of the merger of MergeCo into Central Maine with Central Maine as the surviving corporation, be converted by operation of law11 into a number of shares of Central Maine common stock equal to the number of shares of Central Maine common stock outstanding immediately prior to the share conversion described in the preceding paragraph b. Each share of common stock issued to Central Maine when the holding company corporation was formed will be cancelled by the holding company.

Because the MergeCo shares converted to Central Maine shares will be the shares originally issued to and owned by the holding company, the merger of MergeCo into Central Maine will result in Central Maine's becoming a subsidiary of the holding company.

VII. REGULATORY AND SHAREHOLDER APPROVALS

     54. Under the Merger Plan, completion of the corporate reorganization is subject to shareholder and regulatory approvals, listing of the holding company's common stock on the

--------
11   See note 1 above.

New York Stock Exchange, and a satisfactory tax ruling or opinion with respect to the tax consequences of the transaction.

     55. The reorganization also requires approval by the SEC under the Public Utility Holding Company Act of 1935. Section 9(a)(2) of the Public Utility Holding Company Act of 1935 ("PUHCA") prohibits the acquisition of five percent or more of the securities of a public utility by any person or entity that already owns at least five percent of the securities of another public utility and also prohibits the acquisition of five percent or more of two public utilities unless the SEC has approved the acquisition. Because Central Maine has at least one public utility subsidiary, SEC approval of the holding company's acquisition of Central Maine and its public utility affiliates is required. Central Maine expects that, as is the case with Central Maine, the holding company will qualify for an exemption from the provisions of PUHCA except those relating to the acquisition of the securities of public utility companies. This exemption will be based on HoldCo and each of its utility subsidiaries from which it derives a material part of its income being predominantly intrastate and carrying on their utility business substantially in Maine. A copy of the latest version of the Form U-1 filed with the SEC is attached to this Application as Appendix H. Based on SEC review of material filed to date, SEC action is expected shortly after July 14,1998.

     56.  Approval  of the FERC under the  Federal  Power Act is also  required.
Section 203 of the Federal Power Act requires approval of the FERC for the disposition or merger of jurisdictional facilities, which include facilities used in interstate commerce. Under existing FERC policy, the transfer of Central Maine's common stock to the holding company in the conversion transaction described above triggers FERC jurisdiction. Central Maine's application to FERC, without its voluminous exhibits, is attached to this Application as Appendix I. FERC action on Central Maine's application is also anticipated in July.

     57. As previously mentioned, Central Maine also filed an application for approval of its holding company reorganization with the NRC. A copy of the application to the NRC is included as an exhibit to the current version of the Form U-1 application to the SEC, which is attached to this Application as Appendix H. The Order of the NRC approving the holding company reorganization is attached to this Application as Appendix B.

     58. The holding company reorganization also required the approval of the holders of Central Maine's common stock and 6% Preferred Stock outstanding, voting together as a single class, and of the holders of Central Maine's common stock, voting separately. Central Maine obtained the required approval of its shareholders at its 1998 Annual Meeting of Shareholders held on May 21, 1998. The Proxy Statement for the Annual Meeting is attached to this Application as Appendix C. In addition, shareholders received with proxy materials a copy of Central Maine's 1997 Summary Annual Report to Shareholders, a copy of which is attached to this Application as Appendix J.

     59. As of the Effective Date, the common stock of the holding company will be listed on the New York Stock Exchange and the common stock of Central Maine will no longer be listed on an exchange since it will be owned entirely by the holding company.

VIII.    CONCLUSION

     60. For the reasons set forth in this Application, Central Maine respectfully suggests that the Department should conclude that neither Section 16-47 nor Section 16-43 CGS properly applies to Central Maine's holding company restructuring. Under Section 16-47, there will be no holding company with control over an electric company "engaged in the business of supplying service" within Connecticut. Under Section 16-43, there will be no merger that effects any substantive change in Central Maine or its business; rather, the merger is merely a necessary mechanism under Maine law to carry out the holding company reorganization. The Department should therefore not exercise jurisdiction under either Section. If the Department concludes that either or both Section 16-47 and Section 16-43 provide a jurisdictional basis, then Central Maine requests that in light of (i) the comprehensive review of Central Maine's holding company restructuring by the MPUC and the favorable MPUC order concluding that the restructuring is in the public interest, (ii) the NRC approval and specific conclusion that the holding company restructuring will not adversely affect Central Maine's ability to pay its share of Millstone 3 expenses, including decommissioning costs, and (iii) the detailed review of the SEC and the FERC of the holding company reorganization, the Department review Central Maine's Application on a limited and expedited basis and grant its approval within thirty (30) days of the date of its filing.



                                      ________________________________________
                                               Anne M. Pare
                                               Corporate Counsel and Secretary
                                               Central Maine Power Company
                                               83 Edison Drive
                                               Augusta, Maine  04336
                                               Tel. no.: (207) 621-4795

                                      Attorney for Central Maine Power Company

DATED:    June 24, 1998